Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

Contact:  Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS SECOND QUARTER 2004 RESULTS

Generates record Net Income of $49.7 Million

ATLANTA, July 22, 2004 – EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its second quarter ending June 30, 2004.  Highlights for the quarter include:

•                  Net subscriber growth of 31,000, compared to 18,000 from the second quarter of 2003

•                  Revenues of $348.6 million, compared to $352.3 million from the second quarter of 2003

•                  Earnings before interest income and expense, income taxes, depreciation and amortization, and facility exit costs (adjusted EBITDA, a non-GAAP measure) of $66.7 million compared to $29.8 million from the second quarter of 2003

•                  Net income of $49.7 million, or $0.31 per share, compared to a loss of ($15.3) million, or ($0.10) per share, from the second quarter of 2003

“During the quarter, EarthLink achieved record profitability due primarily to improving operational efficiencies and service revenue growth,” said Garry Betty, EarthLink president and chief executive officer.  “With a strong balance sheet and an operating structure that generates significant cash flow, EarthLink is well positioned to leverage its existing access business to expand through new initiatives like VoIP, converged voice/data devices and alternative broadband, which can generate incremental sources of revenue and income.”

Second Quarter Financial Results

Subscriber Highlights

EarthLink added 31,000 net subscribers during the second quarter and ended the quarter with 5.3 million paying subscribers, an increase of 296,000 subscribers, or 5.9 percent, from a year ago.  During the quarter, EarthLink added 47,000 net broadband subscribers and ended the quarter with 1.2 million broadband customers, an increase of 21.5 percent from a year ago.  In the second quarter, the company also added 102,000 net subscribers through PeoplePC Online, Earthlink’s value-priced narrowband service, while it lost 113,000 net subscribers in its more mature premium narrowband service.  The company ended the quarter with 4.0 million total narrowband subscribers, an increase of 2.4 percent from the second quarter of 2003.  Total narrowband subscribers included 625,000 PeoplePC Online subscribers as of June 30, 2004, compared to 197,000 subscribers as of June 30, 2003.

Monthly subscriber churn was 4.4 percent in the quarter, an increase from 3.9 percent in the second quarter of 2003, but declining slightly from the prior quarter.  The higher churn rate was primarily due to the continued migration of premium narrowband subscribers to broadband access services, including those of competing providers, and the effect of early life churn associated with the higher level of gross subscriber additions.

Financial Performance

Service and advertising revenues were $345.4 million, an increase of $5.6 million from the second quarter of 2003.  Equipment and related revenues were $2.8 million, a decrease of $5.6 million from the second quarter of 2003, and revenues associated with acquired prepaid PeoplePC subscribers were $0.4 million, a decrease of $3.7 million from the second quarter of 2003.  Overall, total revenues were $348.6 million in the quarter compared to $352.3 million from the second quarter of 2003.

Broadband revenues grew 19.5 percent over the prior year quarter to $105.8 million driven by the increase in broadband subscribers.  Broadband revenues now represent 30.4 percent of Earthlink's total revenues.  Narrowband revenues declined 9.9 percent from the prior year quarter to $221.1 million. This decline in revenues was primarily due to the shift in the mix from premium narrowband subscribers to PeoplePC Online subscribers and increased use of introductory promotional price discounts.  Lower equipment and related revenues and acquired prepaid PeoplePC customer revenues also contributed to the decline in narrowband revenues.  Web hosting revenues and advertising and other value-added services revenues collectively were $21.7 million, an increase of 18.3 percent compared to the prior year quarter, driven primarily by increased search-related advertising revenues.

Gross margins before sales incentives (a non-GAAP measure) increased 10.9 percent from the second quarter of 2003 to $239.3 million and were 68.7 percent of total revenues, a 740 basis point improvement from the prior year quarter.  The increase in gross margins before sales incentives was due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber, the $4.8 million write-down of MailStation equipment in the prior year quarter, and the overall decline in equipment and related revenues which tend to have lower margins.

Sales and marketing expenses, including sales incentives, were $102.1 million compared to $100.2 million in the prior year quarter.  As a percent of revenues, these costs increased to 29.3 percent in the second quarter of 2004 from 28.4 percent in the prior year quarter.

Operations, customer support, and general and administrative expenses were $83.5 million, a 20.9 percent decrease from the prior year quarter.  These costs decreased to 24.0 percent of total revenues from 30.0 percent in the prior year quarter.  The decline in these expenses is primarily related to the contact center restructuring completed in the first quarter of 2004.

EarthLink’s quarterly adjusted EBITDA improved to $66.7 million from $29.8 million in the prior year quarter.  This improvement primarily reflects the significant improvement in gross margins before sales incentives and operating expenses.

Net income for the quarter was $49.7 million, or $0.31 per share, an improvement from a net loss of ($15.3) million, or ($0.10) per share, in the prior year quarter.  The significant improvement in net income is the result of the $36.9 million increase in adjusted EBITDA (noted above), the $19.2 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized, and a

$6.9 million improvement in depreciation due primarily to reductions in telecommunications equipment and other assets as a result of efficiencies and the contact center restructuring.

Gross margins before sales incentives, EBITDA before facility exit costs (adjusted EBITDA) and earnings (loss) before facility exit costs are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with accounting principles generally accepted in the United States and Note 4 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Balance Sheet

EarthLink continues to maintain a strong balance sheet with cash and marketable securities of $510.7 million as of June 30, 2004.  Cash and marketable securities increased by $17.8 million during the second quarter of 2004.  During the quarter, EarthLink repurchased approximately 2.8 million shares of its common stock for $27.6 million and had $47.8 million remaining under the share repurchase program as of June 30, 2004.

Other Second Quarter Highlights and Recent Developments

In June, EarthLink initiated regional pricing of $39.95 for digital subscriber line (DSL) services in selected Verizon territories, which allows EarthLink to be more competitive with the prevailing offers in different markets.  In addition to regional pricing, EarthLink began offering DSL services in several new Verizon markets under the new agreement reached earlier this year.

During the quarter, EarthLink also launched EarthLink High Speed 3.0, a new DSL service that is up to 70 times faster than the average dial-up connection.  With speeds up to 3.0 mbps, the service is now available to more than 16.5 million households in select markets.  In addition, EarthLink partnered with Digitalpath Networks to launch a new wireless broadband service for customers in the greater Chico, Sacramento and Redding, California areas. The wireless service is part of a larger effort to explore new technologies to help meet the growing demand for EarthLink’s high-speed services.

During the quarter, EarthLink also became the first major ISP to begin offering a feature that blocks phisher sites. Called ScamBlockerTM, this anti-phisher software is available at no charge to all Internet users and is part of an easy-to-use, Web-based application that can be downloaded as a browser-based toolbar.  This toolbar also includes a search engine, powered by GoogleTM; EarthLink’s Pop-Up BlockerSM, which prevents advertising windows from appearing in the customer’s main browser window; and EarthLink’s SpyAudit, which reports all spyware programs residing on a consumer’s personal computer.

Business Outlook

The following statements are based on management’s current expectations.  These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  The company undertakes no obligation to update these statements.

Based on results to date, current market trends, and the company’s operating plans for the remainder of the year, EarthLink is revising its previously stated expectations for the year.  The company now expects to add approximately 300,000 to 400,000 total paying subscribers for the year.

As a result of revised subscriber growth expectations, the company is narrowing its revenue expectations and now expects between $1.41 billion and $1.42 billion in revenues for the year.  EarthLink is raising its expectations for EBITDA before facility exit costs to between $200 and $210 million in light of improved operating margins from reduced telecommunications and customer service costs and lower than expected sales and marketing expenditures.  EarthLink is also increasing its expectations for net income to $90 to $106 million and net income before facility exit costs (a non-GAAP measure) to $119 to $135 million.

In the third quarter of 2004, EarthLink expects to add 50,000 to 100,000 subscribers, driven by continued growth in our broadband and value-priced narrowband offerings, partially offset by a decline in premium narrowband subscribers.  EarthLink anticipates that total revenues will be in the range of $347 to $352 million in the third quarter of 2004.  Compared to the second quarter of 2004, gross margins before sales incentives may decline slightly as a percent of revenues due to the continued shift toward lower margin broadband services.

Total operating costs are expected to increase $4 to $6 million compared to the second quarter as a result of increased product development spending and support costs associated with new services.  In the third quarter, EarthLink expects to increase broadband marketing as well as launch converged wireless voice and data services.  Accordingly, the company expects to increase sales and marketing expenses by approximately $7 to $10 million compared to the second quarter of 2004.  As a result, EBITDA is expected to be in the range of $48 to $53 million for the third quarter of 2004, and net income is expected to be in the range of $30 to $35 million, or $0.19 to $0.22 per share.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on July 22, 2004 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://ir.thomsonfn.com/InvestorRelations/PubCorporateOverview.aspx?partner=Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO

A taped replay will be available beginning at 11:30 a.m. EDT on July 22, 2004 through midnight on July 29, 2004 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 8618628.

The Webcast of this call will be archived on our site at:

http://ir.thomsonfn.com/InvestorRelations/PubMultimedia.aspx?partner=Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO

About EarthLink

“EarthLink revolves around youTM.” Celebrating ten years as a leading national Internet service provider (ISP), Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving more than five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it’s dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This earnings release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services;  (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able to sustain profitability;  (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial up and/or broadband access, including, specifically, that incumbent local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with restructuring our contact centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur.  This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein.  These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$245,417	$221,098	$498,882	$448,219
Broadband access	88,536	105,835	169,889	208,371
Web hosting	12,368	12,012	25,219	24,639
Advertising and other value-added services	5,932	9,642	12,012	18,921
Total revenues	352,253	348,587	706,002	700,150

Operating costs and expenses:
Telecommunications service and equipment costs	136,517	109,269	268,063	225,704
Sales incentives	5,175	3,899	10,515	5,561
Total cost of revenues	141,692	113,168	278,578	231,265

Sales and marketing	94,976	98,161	196,414	201,181
Operations and customer support	71,770	59,071	154,443	134,376
General and administrative	33,832	24,421	67,148	54,320
Acquisition-related amortization	25,923	6,695	52,752	14,534
Facility exit costs (1)	—	(1,510)	36,596	28,722
Total operating costs and expenses	368,193	300,006	785,931	664,398

Income (loss) from operations	(15,940)	48,581	(79,929)	35,752
Interest income and other, net	1,461	1,711	3,517	2,746
Income (loss) before income taxes	(14,479)	50,292	(76,412)	38,498
Provision for income taxes (2)	—	630	—	630
Net income (loss)	(14,479)	49,662	(76,412)	37,868
Deductions for accretion dividends (3)	(842)	—	(4,586)	—
Net income (loss) attributable to common stockholders	$(15,321)	$49,662	$(80,998)	$37,868
Basic net income (loss) per share	$(0.10)	$0.32	$(0.52)	$0.24
Diluted net income (loss) per share	$(0.10)	$0.31	$(0.52)	$0.24
Basic weighted average common shares outstanding	156,388	156,483	154,888	157,403
Diluted weighted average common shares outstanding	156,388	159,680	154,888	160,718

Other Financial Data

Net Earnings (Loss) Before Facility Exit Costs (a non-GAAP measure) (4):
Net income (loss) attributable to common stockholders	$(15,321)	$49,662	$(80,998)	$37,868
Facility exit costs (1)	—	(1,510)	36,596	28,722
Net earnings (loss) before facility exit costs (4)	$(15,321)	$48,152	$(44,402)	$66,590
Diluted earnings (loss) per share before facility exit costs (4), (5)	$(0.10)	$0.30	$(0.29)	$0.41
Weighted average common shares outstanding used to compute diluted earnings (loss) per share before facility exit costs (5)	156,388	159,680	154,888	160,718

Earnings Before Interest, Income Taxes, Depreciation and Amortization and Facility Exit Costs (Adjusted EBITDA, a non-GAAP measure) (4):

Reconciliation of net income (loss) to Adjusted EBITDA (4):
Net income (loss)	$(14,479)	$49,662	$(76,412)	$37,868
Provision for income taxes (2)	—	630	—	630
Depreciation and amortization	45,768	19,626	95,179	44,900
Interest income and other, net	(1,461)	(1,711)	(3,517)	(2,746)
Facility exit costs (1)	—	(1,510)	36,596	28,722
EBITDA before facility exit costs (Adjusted EBITDA) (4)	$29,828	$66,697	$51,846	$109,374

Depreciation and amortization:
Depreciation - cost of revenues	$10,029	$6,877	$21,418	$14,571
Depreciation - other	9,816	6,054	21,009	15,795
Acquisition-related amortization	25,923	6,695	52,752	14,534
Depreciation and amortization	$45,768	$19,626	$95,179	$44,900

Gross Margins Before Sales Incentives (a non-GAAP measure) (4):
Total revenues	$352,253	$348,587	$706,002	$700,150

Total cost of revenues	141,692	113,168	278,578	231,265
Sales incentives	(5,175)	(3,899)	(10,515)	(5,561)
Telecommunications service and equipment costs	136,517	109,269	268,063	225,704

Gross margins before sales incentives (4)	$215,736	$239,318	$437,939	$474,446

Gross margins before sales incentives as a percentage of total revenues	61%	69%	62%	68%

Free Cash Flow (a non-GAAP measure) (4):

Reconciliation of income (loss) from operations to free cash flow (4):
Income (loss) from operations	$(15,940)	$48,581	$(79,929)	$35,752
Facility exit costs (1)	—	(1,510)	36,596	28,722
Depreciation and amortization	45,768	19,626	95,179	44,900
Purchases of property and equipment	(8,163)	(8,182)	(16,408)	(12,344)
Purchase of subscriber lists	(2,582)	(427)	(6,686)	(1,708)
Free cash flow (4)	$19,083	$58,088	$28,752	$95,322

Other Data

	June 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
Key Operating Data:
Narrowband subscribers	3,881,000	3,984,000	3,987,000	3,976,000
Broadband subscribers	993,000	1,061,000	1,159,000	1,206,000
Web hosting accounts	165,000	161,000	158,000	153,000
Total subscriber count at end of period	5,039,000	5,206,000	5,304,000	5,335,000

Number of employees at end of period (6)	3,794	3,335	2,089	1,990

	June 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
	(in thousands)
Balance Sheet Data:

Cash and marketable securities	$456,039	$487,865	$492,938	$510,740
Stockholders’ equity	543,659	543,663	513,481	540,093

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (4)

	Three Months Ending September 30, 2004	Year Ending December 31, 2004
	(in millions)
Reconciliation of Net Income to EBITDA Before Facility Exit Costs (Adjusted EBITDA) (4):
Net income	$30 - $35	$90 - $106
Provision for income taxes (2)	—	1-2
Depreciation	12	54 - 56
Acquisition-related amortization	7	27 - 29
Interest income and other, net	(1)	(6) - (7)
Facility exit costs	—	29
EBITDA before facility exit costs (Adjusted EBITDA) (4)	$48 - $53	$200 - $210

Reconciliation of Net Income to Net Earnings Before Facility Exit Costs (4):
Net income	$30 - $35	$90 - $106
Facility exit costs	—	29
Net earnings before facility exit costs (4)	$30 - $35	$119 - $135

Footnotes:

(1)     During the quarter ended March 31, 2003, EarthLink executed a plan to streamline its contact center facilities to increase operational efficiencies and reduce costs.  In connection with the plan, EarthLink closed contact center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California.  The plan directly impacted 1,220 employees and resulted in a net reduction of 920 employees, primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $36.6 million during the quarter ended March 31, 2003.

During the quarter ended March 31, 2004, EarthLink executed a plan to restructure and further streamline its contact center operations. In connection with the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the quarter ended March 31, 2004.

During the quarter ended June 30, 2004, EarthLink reduced its estimates for real estate commitments associated with the 2003 and 2004 exit plans by $1.4 million based on events occurring during the quarter. In addition, EarthLink recorded additional severance of $0.1 million and realized additional proceeds of $0.2 million associated with the disposal of fixed assets. As a result, EarthLink reduced facility exit costs by $1.5 million during the quarter ended June 30, 2004.

The components of the facility exit costs are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2004	June 30, 2003	June 30, 2004

Severance, employee and personnel related costs	$—	$87	$10,737	$10,667
Real estate and service termination costs	—	(1,405)	18,207	9,887
Fixed asset disposals	—	(192)	7,652	8,168
Total facility exit costs	$—	$(1,510)	$36,596	$28,722

(2)     EarthLink has historically reported net losses and, in accordance with accounting principles generally accepted in the United States, has not recorded any income tax benefits from those losses because of uncertainty regarding their realization.  EarthLink reported net income for the three and six months ended June 30, 2004 and anticipates net income for the year ending December 31, 2004.  Although EarthLink intends to utilize net operating loss carryforwards to offset taxable income in 2004, EarthLink expects alternative minimum tax amounts to be payable primarily due to the net operating loss carryforward limitations associated with the alternative minimum tax calculation.  EarthLink continues to maintain a valuation allowance against its deferred tax assets,  consisting primarily of net operating loss carryforwards, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

(3)     Reflects the accretion of Liquidation Dividends on Series A and Series B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with Emerging Issues Task Force Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” During the three months ended June 30, 2003, all remaining Series A and Series B convertible preferred stock were converted to common stock, and as a result, there are no shares of Series A or Series B convertible preferred stock outstanding and no associated dividend obligations.

(4)     Net earnings (loss) before facility exit costs, including the related diluted per share amounts, earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA), and facility exit costs (Adjusted EBITDA), and free cash flow are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

(5)     The weighted average common shares outstanding used to calculate diluted earnings per share before facility exit costs for the three and six months ended June 30, 2004 includes the effect of dilutive common stock equivalents, including “in-the-money” options. Common stock equivalents are not included in the weighted average common shares outstanding for the three and six months ended June 30, 2003 because the effect would be anti-dilutive.

(6)     Represents full-time equivalents.